Exhibit 5.1

Client: 23202-00001

July 24, 2012

Del Frisco’s Restaurant Group, LLC

930 S. Kimball Ave., Suite 100

Southlake, TX 76092

Re:	Del Frisco’s Restaurant Group, LLC
Registration Statement on Form S-1 (File No. 333-179141)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1, File No. 333-179141, as amended (the “Registration Statement”), of Del Frisco’s Restaurant Group, LLC, a Delaware limited liability company that will, prior to the consummation of the offering described below, be converted into (the “Conversion”) Del Frisco’s Restaurant Group, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 4,333,333 shares of the Company’s common stock (the “Common Stock”), par value $0.001 per share (the “Company Shares”), and the sale by the selling stockholder identified in the Registration Statement of up to 3,716,667 shares (including any shares of the selling stockholder that may be sold upon exercise of the underwriters’ option to purchase additional shares) of Common Stock (the “Secondary Shares”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated herein and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that (1) the Company Shares, when issued against payment therefor, will be validly issued, fully paid and non-assessable, and (2) the

Del Frisco’s Restaurant Group, LLC

July 24, 2012

Secondary Shares, when issued in the Conversion in exchange for outstanding limited liability company interests, will be validly issued, fully paid and non-assessable.

This opinion is limited to the effect of the current state of the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretation thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP